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
--------                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                 ---------------------------
 FORM 3                                               WASHINGTON, DC 20549                                       OMB APPROVAL
--------                                                                                                 ---------------------------
                                                                                                         OMB Number:       3235-0104
                                                                                                         Expires: September 30, 1998
                                                                                                         Estimated average burden
                                                                                                         hours per response......0.5
                                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES              ---------------------------

                            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                           of the Investment Company Act of 1940
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
(Print or Type Responses)
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 1. Name and Address of Reporting Person*  2. Date of Event              4. Issuer Name and Ticker or        6. If Amendment,
                                              Requiring Statement           Trading Symbol                      Date of Original
         Tickets.com, Inc.                    (Month/Day/Year)                                                  (Month/Day/Year)
----------------------------------------                                    Lasergate Systems, Inc.  LSGT
             (Company)                             06/28/99              ----------------------------------  -----------------------
                                           ----------------------------  5. Relationship of Reporting        7. Individual or Joint/
   4675 MacArthur Court, Suite 1400        3. IRS Identification Number     Person(s) to Issuer                 Group Filing (Check
----------------------------------------      of Reporting Person if        (Check all applicable)              applicable line)
             (Street)                         an entity (Voluntary)
                                                  06-1424841                    Director      X   10% Owner    X    Form filed by
Newport Beach,    CA         92660         ----------------------------   -----             -----            -----  One Reporting
----------------------------------------                                                                            Person
  (City)        (State)      (Zip)                                              Officer           Other
                                                                          ----- (give title ----- (specify          Form filed by
                                                                                 below)            below)    -----  More than One
                                                                                                                    Reporting Person

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                                         TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
   (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial Ownership
                                                (Instr. 4)                      Indirect (I)               (Instr. 5)
                                                                                (Instr. 5)
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None
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
                                                                                                                     SEC 1473 (7-97)
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

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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date Exercisable   3. Title and Amount of       4. Conversion   5. Ownership      6. Nature of
   (Instr. 4)                       and Expiration        Securities Underlying        or Exercise     Form of           Indirect
                                    Date (Month/          Derivative Security          Price of        Derivative        Beneficial
                                    Day/Year)             (Instr. 4)                   Derivative      Security:         Ownership
                                 -------------------------------------------------     Security        Direct (D) or     (Instr. 5)
                                 Date       Expiration                   Amount or                     Indirect (I)
                                 Exercis-   Date            Title        Number of                     (Instr. 5)
                                 able                                    Shares
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Series G Convertible
  Preferred Stock               Immediately             Common Stock     24,818,217        (1)               D
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Explanation of Responses:

(1) Each share of Series G Preferred Stock of Lasergate Systems, Inc. is convertible into that number of shares of Common Stock equal to 1,000 divided by .22967.

                                                                                     /s/ John M. Markovich              07/08/99
** Intentional misstatements or omissions of facts constitute Federal            -------------------------------    ----------------
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).               **Signature of Reporting Person          Date
                                                                                     Chief Financial Officer
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER                                                                        PAGE 2
                                                                                                                     SEC 1473 (7-97)
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